Exhibit 10.58

November 6, 2023 John Szczepanski

[Home Address]

Dear John:

We are excited to confirm your offer of employment with Vince, LLC and Vince Holding Corp. (collectively hereafter “Vince” or the “Company”). Vince has a rich history and an exciting future. We are confident that you will help us reach even greater success. The terms of the employment offer are as follows:

Effective Date: January 2, 2024

Title: Chief Financial Officer

Reports to: Chief Executive Officer

Location: New York, N.Y.

Classification: Full Time, Exempt

Base Compensation: Your annual base salary will be $500,000. You will be paid on a bi-weekly basis (26 pay periods per year). This position is classified as exempt. As such, you are not eligible for overtime pay for hours worked over 40 in a week

Short-Term Incentive: You will be eligible to participate in the Company’s Discretionary Annual Short- Term Incentive Plan (the “STI Plan”). The STI Plan year is the same as Vince’s fiscal year. The target bonus opportunity for your position under this discretionary plan is 60% of your annual base salary, based upon annual performance targets established each fiscal year as approved by the Board.

Anticipated timing of payout under the STI Plan, if approved, is April of the following year in which the bonus was achieved. Your eligibility will begin with Fiscal Year 2024

Long-Term Incentive: Subject to approval by the Board, you will receive a new hire grant in the form of 50,000 restricted stock units (RSU’s), vesting ratably over a four-year period

The official grant agreement, which will cover the vesting schedule, expiration rules, and other terms and conditions, will be provided at the time of the grant

You will also be eligible to participate in the ongoing annual Long-Term Incentive Program at the discretion of the Board. The Board will determine the target amount and terms (such as equity mix and vesting schedule) of the annual awards each year, based upon the Company’s performance as well as market conditions and other factors

Vacation/Holiday: You will accrue 5 weeks of vacation per annum (pro-rated for the first year of employment). Vacation time is accrued at 7.6923 hours per pay period. All vacation time to be earned during the year is available to take as of January 1st each year even though you actually earn it as the year proceeds. You are also eligible to receive all Company paid holidays and personal days in accordance with the Company’s standard vacation and holiday policies. In addition to ten paid Company holidays, associates are welcome to take one “floating holiday” of their choice during the year, as well as a day off on their birthday. If your birthday falls on a Saturday or Sunday, you may take your birthday holiday on the preceding Friday or upcoming Monday

Benefits: As a full-time associate, you are eligible to participate in the Company’s health benefits program. Medical, Dental and Vision coverage begin on the 30th day of employment. Additionally, you will be automatically enrolled in the company’s 401k program on the first of the month following completion of 120 days of employment. Associates can be reimbursed up to $600 max per benefit plan year for gym memberships. A summary of Vince’s current benefits is enclosed.

Work Provided Tools: You will be provided with a $65/month reimbursement in your paycheck to cover Vince’s share of business-related data and mobile service charges on your own device.

Merchandise Discount: You and your immediate family are eligible to receive Vince’s VIP merchandise discount of 75% off apparel and 50% off licensed merchandise in retail stores and online, beginning on your first day of employment. Immediate family includes spouse/domestic partner and children. For your immediate family member to be eligible for the discount, you, as the Vince associate, must be present at the time of purchase or must make the purchase for the immediate family member. Discount amounts are subject to change at any time.

Clothing Allowance: Under Vince’s Clothing Allowance Policy, you are eligible to receive an allowance in the amount of $6,000 (pro-rated for the first year of employment). Your allowance will be calculated based on 75% off the retail price of each item of clothing. Please note that receiving a clothing allowance is considered a taxable benefit and, as a result, the applicable income taxes associated with receiving this benefit will be applied. Clothing allowance is determined by your position, department’s function, and your frequency of customer-facing activity. The clothing allowance is a discretionary benefit and is subject to change with or without notice.

Severance: If your employment is terminated by the Company without “cause” (as such term is defined in the Company’s equity plan), then subject to the execution of a satisfactory release by you, you will receive severance payments, equivalent to your then current base rate of pay, for the next twelve (12) months or until other employment is earlier secured. If you are, as of the termination date, enrolled in the Company’s medical and dental plans, then you will continue to receive medical and dental coverage in accordance with the Company’s plans that are then in place until the end of the salary continuation period or, at the Company’s option, coverage under another medical and/or dental plan.

Restrictive Covenants: Notice Period Requirement

Should you voluntarily resign your employment, you shall provide the Company with a sixty (60) day working notice period. During this notice period, you agree to continue performing all the functions and responsibilities of your position, continue to give your full time and attention to such responsibilities, and assist the Company in preparing for your departure.

Non-Compete

During your employment and for a period of twelve (12) months thereafter, you shall not directly or indirectly (i) source, manufacture, produce, design, develop, promote, sell, license, distribute, or market anywhere in the world (the “Territory”) any luxury or contemporary apparel, accessories or related products (“Competitive Products”) or (ii) own, manage, operate, be employed by, participate in or have any interest in any other business or enterprise engaged in the design, production, distribution or sale of Competitive Products anywhere in the Territory; provided, however, that nothing herein shall prohibit you from being a passive owner of not more than five percent (5%) of the outstanding stock of any class of securities of a corporation or other entity engaged in such business which is publicly traded, so long as you have no active participation in the business of such corporation or other entity. This paragraph will not apply and will not be enforced by the Company with respect to post-termination activity by you that occurs in California or in any other state in which this prohibition is not enforceable under applicable law.

Non-solicit, Non-interference

During your employment and for a period of twelve (12) months thereafter you shall not, except in furtherance of your duties during your employment with the Company, directly or indirectly, individually or on behalf of any other person, firm, corporation or other entity, (A) solicit or induce any employee, consultant, representative or agent of the Company or any of its affiliates, to leave such employment or retention or to accept employment with or render services to or with any other person, firm, corporation or other entity unaffiliated with the Company or hire or retain any such employee, consultant, representative or agent, or take any action to materially assist or aid any other person, firm corporation or other entity in identifying, hiring or soliciting any such employee, consultant, representative or agent, or (B) interfere, or aid or induce any other person or entity in interfering, with the relationship between the Company or any of its affiliates and their respective customers, suppliers, vendors, joint ventures, distribution partners, franchisees, licensors, licensees or any other business relation of the Company or its affiliates. Any person described in subparagraph (A) above shall be deemed covered by this paragraph while so employed or retained and for a period of twelve (12) months thereafter unless such person’s employment has been terminated by the Company.

Non-disparagement

During your period of employment and thereafter, neither you nor the Company shall make any negative comments or otherwise disparage the other party or, in the case of the Company’s or its affiliates’ officers, directors, employees, shareholders, agents, products or business, or take any action, including making any public statements or publishing or participating in the publication of any accounts or stories relating to any persons, entities, products or businesses which negatively impacts or brings such person, entity, product or business into public ridicule or disrepute except if testifying truthfully under oath pursuant to subpoena or other legal process, in which event you agree to provide the Company, as appropriate, with notice of subpoena and opportunity to respond.

Compliance with Law: This letter is intended to comply with applicable law. Without limiting the foregoing, this letter is intended to comply with the requirements of section 409A of the Internal Revenue Code ("409A"), and, specifically, with the separation pay and short-term deferral exceptions of 409A. Notwithstanding anything in the letter to the contrary, separation pay may only be made upon a "separation from service" under 409A and only in a manner permitted by 409A.

For purposes of 409A, the right to a series of installment payments under this letter shall be treated as a right to a series of separate payments. In no event may you, directly or indirectly, designate the calendar year of a payment. All reimbursements and in-kind benefits provided in this letter shall be made or provided in accordance with the requirements of 409A (including, where applicable, the reimbursement rules set forth in the regulations issued under 409A). If you are a "specified employee" of a publicly traded corporation on your termination date (as determined by the Company in accordance with 409A), to the extent required by 409A, separation pay due under this letter will be delayed for a period of twelve (12) months. Any separation pay that is postponed because of 409A will be paid to you (or, if you die, your beneficiary) within 30 days after the end of the twelve-month delay period.

This offer of employment is contingent upon your successful completion of our pre-employment process, which includes reference, credit, and background checks. Furthermore, as a condition of this offer, you acknowledge that you are not bound or limited in any manner by agreements from any previous employers or agencies that would prohibit the acceptance of employment or your ability to perform all aspects of your proposed employment at Vince. Terms of employment shall remain confidential.

The employment relationship is one that is at-will, meaning both you and the Company have the right to terminate your employment at any time, for any reason, with or without cause, and without prior notice.

You will receive an email to complete employment paperwork electronically prior to your effective date. Upon arrival, you will be provided orientation and benefit plan enrollment materials. Please review the list of acceptable documents for the I-9 Form and bring the appropriate personal identification with you on your effective date. One voided check will be required to set-up your direct deposit account for payroll.

Congratulations, John! We are confident that you will make significant contributions at Vince and we look forward to you joining our team. If you agree to the employment terms listed, please sign this letter and return it via email to LMeiner@vince.com no later than May 27, 2022.

Sincerely,

/s/ Jonathan Schwefel 11/8/2023

Jack Schwefel Date

CEO

/s/ Lee Meiner 11/8/2023

Lee Meiner Date

Chief People Officer

I agree to the terms of the offer as outlined above.

/s/ John Szczepanski 11/7/2023

John Szczepanski Date